Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Greg Cross

Extreme Networks Public Relations

408 579 3483

gcross@extremenetworks.com

EXTREME NETWORKS APPOINTS EXECUTIVE TO SPUR MARKET DEVELOPMENT

SANTA CLARA, Calif.; July 7, 2009 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced that its co-founder and Chairman of the Board of Directors, Gordon L. Stitt, has assumed a market development role with the Company. In this position, Mr. Stitt will work part-time with the Company to explore new market opportunities.

“The rapid growth in the data center networking segment, as well as the growth in networking being driven by video delivery, presents many opportunities for Extreme,” commented Mark Canepa, president and CEO of Extreme Networks. “Gordon’s experience in market development will help accelerate our progress.”

Mr. Stitt co-founded Extreme Networks in 1996 and remains Chairman of the Board of Directors. He will undertake these responsibilities for a period expected to be of one year in duration.

About Extreme Networks, Inc.

Extreme Networks provides converged Ethernet networks that support data, voice and video for enterprises and service providers. The Company’s network solutions feature high performance and high availability switching that deliver insight and control enabling customers to solve their real-world business communications challenges. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding future financial performance. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for the Company’s products and services; a highly competitive business environment for network switching equipment; its effectiveness in controlling expenses, the possibility that the Company might experience delays in the development of new technology and products; customer response to its new technology and products; the timing of any recovery in the global economy; risks related to pending or future litigation, and a dependency on third parties for certain components and for the manufacturing of the Company’s products. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.”

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Extreme Networks is a trademark or registered trademark of Extreme Networks, Inc. in the United States and/or other countries.